As filed with the Securities and Exchange Commission on October 15, 2012

Securities Act File No. 333-182112

Investment Company Act File No. 811-21413

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
☐ Pre-Effective Amendment No.
☒ Post-Effective Amendment No. 1
(Check appropriate box or boxes)

BLACKROCK FLOATING RATE INCOME

STRATEGIES FUND, INC.

(Exact Name of Registrant as Specified in Charter)

100 BELLEVUE PARKWAY WILMINGTON, DELAWARE 19809

(Address of Principal Executive Offices)

(800) 882-0052

(Area Code and Telephone Number)

John M. Perlowski

President and Chief Executive Officer

BlackRock Floating Rate Income Strategies Fund, Inc.

55 East 52nd Street

New York, New York 10055

(Name and Address of Agent for Service)

Copies to:

Thomas A. DeCapo, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108	Janey Ahn, Esq. BlackRock Advisors, LLC 55 East 52nd Street New York, New York 10055

EXPLANATORY NOTE

The Joint Proxy Statement/Prospectus and Statement of Additional Information, each in the form filed on July 27, 2012 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File Nos. 333-182112 and 811-21413), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibit 12 to this Registration Statement, the tax opinions of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. federal income tax counsel for the Registrant.

1

PART C: OTHER INFORMATION

ITEM 15.     Indemnification

There has been no change in the information set forth in Item 15 of the most recently filed Registration Statement of BlackRock Floating Income Strategies Fund, Inc. (the “Registrant”) on Form N-14 under the Securities Act of 1933 (File No. 333-182112), as filed with the Securities and Exchange Commission on July 27, 2012, which information is incorporated herein by reference.

ITEM 16.    Exhibits

Exhibit No.	Description of Exhibit

(1)	Articles of Incorporation of the Registrant, dated August 14, 2003 (a)

(2)	Amended and Restated Bylaws of the Registrant, dated September 17, 2010 (b)

(3)	Not applicable

(4)	Form of Agreement and Plan of Reorganization (c)

(5)(a)	Portions of the Articles of Incorporation and the Amended and Restated Bylaws of the Registrant defining the rights of stockholders (o)

(b)	Form of specimen certificate for Shares of Common Stock of the Registrant (e)

(6)	Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC as successor to Fund Asset Management, L.P. (“FAM”) (f)

(7)(a)	Form of Purchase Agreement among the Registrant, BlackRock Advisors, LLC as successor to FAM, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) (g)

(b)	Form of Additional Compensation Agreement between BlackRock Advisors, LLC as successor to FAM and Merrill Lynch (h)

(c)	Form of Merrill Lynch Standard Dealer Agreement (j)

(d)	Form of Master Agreement among Underwriters (k)

(8)	Form of Second Amended and Restated Deferred Compensation Plan (p)

(9)	Form of Custodian Agreement between the Registrant and State Street Bank and Trust Company (n)

(10)	Not applicable

(11)	Opinion and Consent of Miles & Stockbridge P.C., special counsel for the Registrant (d)

(12)(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Floating Rate Income Strategies Fund II, Inc.*

(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Diversified Income Strategies Fund, Inc.*

(13)(a)	Form of Transfer Agency and Service Agreement between the Registrant and EquiServe Trust Company, N.A. and EquiServe L.P. (i)

(b)	Form of Administrative Services Agreement between the Registrant and State Street. (l)

(c)	Form of Securities Lending Agency Agreement. (m)

(14)	Consent of independent registered public accounting firm for the Registrant, BlackRock Floating Rate Income Strategies Fund II, Inc. and BlackRock Diversified Income Strategies Fund, Inc. (d)

(15)	Not applicable.

(16)	Power of Attorney, dated June 12, 2012 (q)

(17)	Form of Proxy Cards for the Funds (r)

*	Filed herewith.
(a)	Filed as Exhibit 99.1(a) to the Registrant’s Registration Statement on Form N-2 filed on August 18, 2003.
(b)	Filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on October 29, 2010.
(c)	Included in the Statement of Additional Information as Appendix A.
(d)	Incorporated by reference to the corresponding exhibit number to the Registrant’s Registration Statement on Form N-14, filed on July 27, 2012.
(e)	Filed as Exhibit 99(d)(2) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 filed on September 19, 2003.
(f)	Filed as Exhibit 99(g) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 filed on September 19, 2003.
(g)	Filed as Exhibit 99(h)(1) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 filed on September 19, 2003.
(h)	Filed as Exhibit 99(k)(3) to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 filed on September 19, 2003.
(i)	Incorporated by reference to Exhibit 13 to Pre-Effective Amendment No. 2 to the Registration Statement on Form N-14 of Corporate High Yield Fund, Inc. (File No. 333-10193), filed on December 31, 2002.
(j)	Incorporated by reference to Exhibit (h)(2) to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 Preferred Income Strategies Fund, Inc. (File No. 333-102712), filed March 25, 2003.
(k)	Incorporated by reference to Exhibit (h)(3) to Pre-Effective Amendment No. 3 to the Registration Statement on Form N-2 Preferred Income Strategies Fund, Inc. (File No. 333-102712), filed March 25, 2003.
(l)	Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) filed on March 20, 2001.
(m)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-48929), filed on July 24, 2002.
(n)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Merrill Lynch Municipal Bond Fund of Merrill Lynch Multi-State Municipal Series Trust (File No. 33-49873), filed on October 30, 2001.
(o)	Incorporated by reference to Exhibit 5(a) to the Registrant’s Registration Statement on Form N-14, filed on June 14, 2012.
(p)	Incorporated by reference to Exhibit 8 to the Registrant’s Registration Statement on Form N-14, filed on June 14, 2012.
(q)	Incorporated by reference to Exhibit 16 to the Registrant’s Registration Statement on Form N-14, filed on June 14, 2012.
(r)	Incorporated by reference to Exhibit 17 to the Registrant’s Registration Statement on Form N-14, filed on June 14, 2012.

ITEM 17.    Undertakings

(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through use of a prospectus which is part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain information called for by the applicable Exchange registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed on behalf of the Registrant, in the City of New York and the State of New York, on October 15, 2012.

BLACKROCK FLOATING RATE INCOME STRATEGIES FUND, INC.

BY:	/s/ John M. Perlowski
Name:	John M. Perlowski
Title:	President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John M. Perlowski	President and Chief Executive Officer	October 15, 2012

John M. Perlowski

/s/ Neal J. Andrews	Chief Financial Officer	October 15, 2012

Neal J. Andrews

*	Director	October 15, 2012

Michael J. Castellano

*	Director	October 15, 2012

Richard E. Cavanagh

*	Director	October 15, 2012

Frank J. Fabozzi

*	Director	October 15, 2012

Kathleen F. Feldstein

*	Director	October 15, 2012

James T. Flynn

*	Director	October 15, 2012

Jerrold B. Harris

*	Director	October 15, 2012

R. Glenn Hubbard

*	Director	October 15, 2012

W. Carl Kester

*	Director	October 15, 2012

Karen P. Robards

*	Director	October 15, 2012

Paul L. Audet

*	Director	October 15, 2012

Henry Gabbay

*By:	/S/ John M. Perlowski	October 15, 2012

John M. Perlowski Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

(12)(a)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Floating Rate Income Strategies Fund II, Inc.

(b)	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP relating to Registrant’s reorganization with BlackRock Diversified Income Strategies Fund, Inc.